Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2015	2014	Change	2015	2014	Change
Income Account-
Retail Revenues-
Fuel	$1,432	$1,483	$(51)	$3,651	$4,255	$(604)
Non-Fuel	3,269	3,075	194	8,307	7,931	376
Wholesale Revenues	520	600	(80)	1,435	1,719	(284)
Other Electric Revenues	169	169	—	494	503	(9)
Other Revenues	11	12	(1)	34	42	(8)
Total Revenues	5,401	5,339	62	13,921	14,450	(529)
Fuel and Purchased Power	1,713	1,850	(137)	4,439	5,279	(840)
Non-Fuel O & M	1,097	1,021	76	3,320	3,026	294
Depreciation and Amortization	528	514	14	1,515	1,515	—
Taxes Other Than Income Taxes	264	258	6	761	751	10
Estimated Loss on Kemper IGCC	150	418	(268)	182	798	(616)
Total Operating Expenses	3,752	4,061	(309)	10,217	11,369	(1,152)
Operating Income	1,649	1,278	371	3,704	3,081	623
Allowance for Equity Funds Used During Construction	60	63	(3)	163	182	(19)
Interest Expense, Net of Amounts Capitalized	218	207	11	612	623	(11)
Other Income (Expense), net	(21)	(7)	(14)	(41)	(20)	(21)
Income Taxes	500	392	108	1,076	889	187
Net Income	970	735	235	2,138	1,731	407
Dividends on Preferred and Preference Stock of Subsidiaries	11	17	(6)	42	51	(9)
NET INCOME AFTER DIVIDENDS ON PREFERRED AND PREFERENCE STOCK	$959	$718	$241	$2,096	$1,680	$416

Notes
- Certain prior year data may have been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.